EXHIBIT 10.2

Bally Total Fitness Holding Corporation

Employment Agreement

           THIS EMPLOYMENT AGREEMENT (the “Agreement”) made in Chicago, Illinois, dated as of January 1, 2005 (the “Effective Date”), by and between Bally Total Fitness Holding Corporation, a Delaware Corporation with its headquarters at 8700 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3707 (hereinafter called the “Company” or “Bally”), and Harold Morgan (hereinafter called the “Executive”).

           WHEREAS, the Company desires to obtain the Executive’s experience, skills, knowledge, and background for the benefit of the Company and the efficient achievement of its long-term strategy, and is therefore willing to employ the Executive upon the terms and conditions, and in consideration of the compensation and other benefits, provided herein; and

           WHEREAS, the Executive is willing to serve the Company under such terms and conditions;

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, the following capitalized terms shall have the indicated meanings:

(a)	“Annual Bonus” shall mean the Executive’s Annual Bonus, as defined in Section 4(b) of this Agreement.

(b)	“Bally” shall mean the Company.

(c)	“Base Salary” shall mean the Executive’s Base Salary, as defined in Section 4(a) of this Agreement.

(d)	“Benefit” shall mean a Benefit, as defined in Section 8(a) of this Agreement.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	“Business Relocation Beyond a Reasonable Commuting Distance” shall mean a change in the Executive’s principal work location to a location that (i) is more than twenty (20) highway miles from the Executive’s principal work location immediately prior to the Change in Control, and (ii) increases the Executive’s commuting distance in highway mileage.

(g)	“Cause” shall mean the Executive’s:

(i)	Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;

(ii)	Intentional or grossly negligent disclosure of confidential or trade secret information of the Company to anyone not entitled to such information;

(iii)	Omission or dereliction of any statutory or common law duty of loyalty to the Company;

(iv)	Failure to cure a material violation of the Company’s Code of Conduct or any other written Company policy within thirty (30) days following the Company’s written notice to the Executive of such material violation and the steps required by the Executive to effect such cure; or

(v)	Repeated failure to carry out the material components of the Executive’s duties despite specific written notice to do so by the Board.

(h)	“CEO” shall mean the Chief Executive Officer of the Company.

(i)	“Change In Control” shall mean the happening of any of the following events:

(i)	An acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by, or under common control with, the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) of this Section (i);

(ii)	A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision), shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(iii)	The approval by the stockholders of the Company of a merger, reorganization, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation, followed by the consummation of the Corporate Transaction); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction, or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(j)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)	“Company” shall mean Bally Total Fitness Holding Corporation, a Delaware corporation.

(l)	“Competitive Activity” shall mean a Competitive Activity, as defined in Section 5(a)(i)of this Agreement.

(m)	“Effective Date” shall mean January 1, 2005.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)	“Excise Tax” shall mean the Excise Tax, as defined in Section 8(a) of this Agreement.

(p)	“Excise Tax Adjustment Payment” shall mean the Excise Tax Adjustment Payment, as defined in Section 8(a) of this Agreement.

(q)	“Executive” shall mean Harold Morgan.

(r)	“Expiration Date” shall mean the Expiration Date, as defined in Section 3 of this Agreement.

(s)	“Extension Date” shall mean the Extension Date, as defined in Section 3 of this Agreement.

(t)	“Firm” shall mean the Firm, as defined in Section 8(b) of this Agreement.

(u)	“Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)	A material Reduction in Authority or Responsibility;

(ii)	A Reduction in Compensation; or

(iii)	A Business Relocation Beyond a Reasonable Commuting Distance.

A Reduction in Authority or Responsibility shall be determined in accordance with the criteria set forth in the definition of such term below; provided, however, that (A) changes in reporting relationships (so long as Executive still directly reports to the Chairman or Chief Executive Officer) or (B) a reduction in the

Executive’s business unit’s budget or a reduction in the Executive’s business unit’s head count, by themselves, shall not constitute Good Reason.

(v)	“Income Tax Gross-Up Payment” shall mean the Income Tax Gross-Up Payment, as defined in Section 4(d) of this Agreement.

(w)	“Income Taxes” shall mean any Federal, state, or local income taxes or FICA taxes.

(x)	“Indemnitees” shall mean the Indemnitees, as defined in Section 6(i) of this Agreement.

(y)	“IRS” shall mean the Internal Revenue Service.

(z)	“Long-Term Disability” shall mean the Executive’s mental or physical condition which would render the Executive eligible to receive disability benefits under the Basic Bally Long-Term Disability Plan and Bally Executive Medical Plan or any successor to such plans.

(aa)	“LTIP” shall mean the LTIP, as defined in Section 4(c) of this Agreement.

(bb)	“Products” shall mean the Products, as defined in Section 19 of this Agreement.

(cc)	“Reduction in Authority or Responsibility” shall mean, during the Term of Employment, (i) the assignment to the Executive, within six (6) months before or any time after a Change in Control, of any duties that are materially inconsistent in any respect with the Executive’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment, or (ii) any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose (A) an isolated, insubstantial, and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, or (B) any temporary Reduction in Authority or Responsibility while the Executive is absent from active service on any approved disability, or other approved leave of absence.

By way of example, a reduction under this subsection (cc) shall include, but not be limited to:

(A)	The removal of any division, business or operating unit, or other business organization from the direct managerial responsibility of the Executive, or material reduction in the size or scope of responsibility or operating budget of any division, business, operating unit, or other business organization for which the Executive has direct managerial responsibility; or

(B)	A reduction in the Executive’s authority to legally bind the Company without first obtaining any additional authority or approval.

It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

(dd)	“Reduction in Compensation” shall mean a reduction in the Executive’s “Total Annual Compensation” (defined as the sum of the Executive’s annual Base Salary rate and Target Annual Bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Executive’s Total Annual Compensation in effect immediately prior to such reduction.

(ee)	“Related Company” shall mean any subsidiary or affiliate of the Company.

(ff)	“Target Annual Bonus” shall mean the Executive’s Target Annual Bonus, as defined in Section 4(b) of this Agreement.

(gg)	“Term of Employment” shall mean the Executive’s Term of Employment, as defined in Section 3 of this Agreement.

(hh)	“Termination Date” shall mean the Termination Date, as defined in Section 3 of this Agreement.

(ii)	“Works” shall mean the Works, as defined in Section 19 of this Agreement.

2.	Employment and Duties.

(a)	Position. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment under the title of Senior Vice President, Chief Administrative Officer of Bally, who shall have such authority, duties, and responsibilities as are commensurate with such position on the terms and conditions hereinafter set forth, and who shall directly report to the Chief Executive Officer.

(b)	Performance of Duties. The Executive shall devote his full working attention and energies to the performance of his duties as Senior Vice President, Chief Administrative Officer or as may otherwise be directed by the Chief Executive Officer, and agrees to use his reasonable best efforts to perform his duties faithfully and efficiently.

(c)	Related Companies. The Executive agrees to serve, as requested, as an officer or director of any Related Company, and shall receive no additional compensation for such service.

3.	Term of Employment. The Company shall employ the Executive for a period of time beginning on the Effective Date and ending on his Termination Date as hereby described in this Section 3 (the “Term of Employment”). Unless the Executive’s employment is sooner terminated, as provided in Section 6 of this Agreement, the Term of Employment shall end on December 31, 2007 (“Termination Date”); provided, however, that on January 1, 2008, and on each anniversary of January 1, 2008 thereafter until the Term of Employment ends (each such January 1 is hereinafter referred to as the “Extension Date”), the Term of Employment shall be automatically extended for twelve (12) additional months unless, at least ninety (90) days prior to any such Extension Date, either party gives written notice to the other that the Term of Employment shall not be so extended, in which case the Executive’s employment with the Company shall terminate on the day immediately preceding the relevant Extension Date (the “Expiration Date”). The day immediately preceding the relevant extension date (the “Expiration Date”) shall then become the “Termination Date.”

4.	Executive’s Compensation and Benefits. As remuneration to the Executive for his services to the Company hereunder, the Company shall compensate the Executive as follows during the Term of Employment:

(a)	Base Salary. The Executive’s annual base salary (“Base Salary”) shall be $350,000 (three hundred fifty thousand dollars) commencing as of the Effective Date and, except as it may be modified in accordance with this Section 4, continuing throughout the Term of Employment. The Base Salary shall be payable in conformity with the Company’s then-current payroll practices, as modified from time to time. The Base Salary as of the Effective Date may not be decreased during the Term of Employment and will be reviewed during the Term of Employment in accordance with Bally’s usual salary review process for executive officers. Effective as of the date of any increase in the Executive’s Base Salary, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

(b)	Annual Incentive. For each calendar year during the Term of Employment, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”), based upon the attainment of such performance criteria as may be reasonably established by the Board. The Executive’s target Annual Bonus (“Target Annual Bonus”) for each full calendar year shall be fifty percent (50%) of his annual Base Salary (prorated for the calendar year in which the Term of Employment ends prior to December 31). During the Term of Employment, the performance goals to be achieved, and the extent to which those goals have been achieved for purposes of calculating the amount of the actual payment as a percentage of target (which percentage may be more or less than one hundred percent (100%) of target), will be determined by the Chief Executive Officer.

(c)	Long-Term Incentive. The Executive shall be eligible to participate in the Bally Total Fitness 1996 Long-Term Incentive Plan (“LTIP”) and any and all successor or replacement plans, as may be determined by the Board or duly authorized Committee of the Board.

(d)	Restricted Shares Tax Gross-Up. If at any time, including, upon a Change of Control, the vesting of any restricted shares of Company stock awarded to the

Executive under the LTIP subjects the Executive to any Federal, state, or local income taxes or FICA taxes (collectively, “Income Taxes”), then the Executive shall be entitled to an additional lump-sum cash payment from the Company (the “Income Tax Gross-Up Payment”), subject to mandatory withholding. The Income Tax Gross-Up Payment shall equal the amount of Income Taxes payable only with respect to the (x) first twelve dollars ($12.00) following a Change of Control and (y) six dollars ($6.00) dollars for all other vesting of compensation recognized by the Executive for each such share of stock, plus the Income Taxes attributable to such Income Tax Gross-Up Payment. For purposes of calculating an Income Tax Gross-Up Payment to the Executive in any year, it shall be assumed that the Executive is subject to Income Taxes at the highest marginal Federal and applicable state and local income tax rates, respectively, for the year in which the Income Tax Gross-Up Payment is paid. Also, the Income Tax Gross-Up Payment to the Executive shall reflect the Federal tax benefits attributable to the deduction of applicable state and local income taxes.

(e)	Supplemental Retirement Plan. The Company shall use its reasonable best efforts to develop and adopt a supplemental retirement plan for the benefit of the Executive, which may include such other senior executive officers of the Company as the Board determines is appropriate, and which may provide for benefit accruals retroactive to the Effective Date of this Agreement. The benefits, terms, and conditions of such plan shall be in the sole discretion of the Company.

(f)	Car Allowance. The Executive shall be entitled to receive a monthly payment of $1,458.00 as a car allowance.

(g)	Financial Counseling Services. The Executive shall be entitled to receive reimbursement of up to $6,000 per calendar year for financial counseling services from a qualified financial counselor, including the preparation of personal income tax returns, plus a tax adjustment payment equal to the amount, calculated in accordance with the Company’s practice for senior executives, to cover the Income Taxes estimated to be incurred by the Executive by reason of any imputed income for financial counseling services and the tax adjustment payment provided for in this Section 4(g). Reimbursement for such financial counseling services shall be made to the Executive upon presentation of appropriate invoices from the qualified financial counselor.

(h)	Home Security Services. The Executive shall be entitled to receive reimbursement of up to $2,000 per calendar year for expenses incurred for the provision of personal security services for the Executive and his immediate family. Reimbursement for such personal security services shall be made to the Executive upon presentation of appropriate invoices.

(i)	Life Insurance. The Company shall obtain at its expense life insurance coverage on the life of the Executive for each calendar year during the Term of Employment, providing a death benefit to the Executive’s designated beneficiary or beneficiaries in an amount equal to three (3) times the sum of the Executive’s annual Base Salary rate in effect as of the last day of the immediately preceding calendar year plus the amount of the Executive’s Annual Bonus paid in such preceding calendar year.

(j)	Vacation. The Executive shall be entitled to no less than four (4) weeks of paid vacation each calendar year (prorated for the calendar year in which the Term of Employment ends prior to December 31), and such personal days and paid holidays as are generally available to other similarly situated executive employees of the Company.

(k)	Deferral Account. The Executive shall be entitled to participate in the Company’s executive deferred compensation program in accordance with its terms. The benefits, terms, and conditions of such program shall be in the sole discretion of the Company.

(l)	Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by the Executive in the connection with the performance of his duties hereunder, in accordance with Company policies for similarly situated senior executives.

5.	Restrictive Covenants.

(a)	Noncompetition. The following noncompetition provisions shall apply:

(i)	The Executive shall not, at any time during his employment with the Company or the twelve (12) month period commencing on the day immediately following the date (the “Termination Date”) on which his employment with the Company terminates for any reason, without the consent of the Board, directly or indirectly engage in any activity that the Board, in the exercise of its reasonable business judgment, determines is competitive with the Company’s business whether alone, as a partner of any partnership or joint venture, or as an officer, director, employee, independent contractor, consultant, or investor (a “Competitive Activity”). In furtherance of the immediately foregoing sentence, the Executive shall promptly notify the Board (or its representative) in advance in writing (which shall include a description of the activity) of his intention to engage in any activity which could reasonably be deemed to be subject to this noncompetition provision, and the Board shall respond to the Executive in writing within 10 calendar days indicating its approval or objections to the Executive’s engagement in the activity; provided, however, that if the Board (or its representative) does not respond to or request additional information from the Executive within such ten (10) day period the Board’s approval shall be deemed to be granted. If the Executive fails to notify the Board of his intended activity in advance, the Board shall retain all its rights of objections. Notwithstanding the preceding provisions of this subsection (a)(i), this subsection (a)(i) shall not be construed as preventing the Executive from investing his personal assets in any business that competes with the Company, in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the business in which such investments are made, but only if the Executive does not own or control five percent (5%) or more of any class of the outstanding stock, or of any profits interest or capital interest (as applicable), of such business.

(ii)	The payments, benefits, and other entitlements under this Agreement are being made in consideration of, among other things, the obligations of this Section 5 and, in particular, compliance with Section 5(a) of this Agreement; provided, however, that all such payments, benefits, or other entitlements under the Agreement are subject to and conditioned upon the Executive’s entering into the Release and Agreement referred to in Section 6(i) of this Agreement.

(iii)	During the twenty-four (24) month period commencing on the day immediately following the Termination Date, the Executive shall not (A) influence or attempt to influence any person, firm, association, partnership, corporation, or other entity that is a contracting party with the Company to terminate any written agreement with the Company, except to the extent the Executive is acting on behalf of the Company in good faith, or (B) hire or attempt to hire for employment any person who is employed by the Company, or attempt to influence any such person to terminate employment with the Company, except to the extent the Executive is acting on behalf of the Company in good faith; provided, however, that nothing herein shall prohibit the Executive from generally advertising for personnel not specifically targeting any executive or other personnel of the Company.

(iv)	During the Term of Employment and for the twenty-four (24) month period immediately thereafter, the Executive shall not publicly criticize or disparage the Company, any Related Company, or any director, officer, executive, or agent of the Company or any Related Company, except as may be required by law.

(v)	During the Term of Employment and for the twenty-four (24) month period immediately thereafter, the Company shall not issue any defamatory statements about the Executive.

(b)	Confidentiality. The Executive agrees that he will not, at any time during his Term of Employment or thereafter, disclose or use any trade secret, proprietary, or confidential information of the Company or any Related Company (other than any such information that is in the public domain other than through the fault of the Executive), except as may be required in the course of his employment by the Company, as may be otherwise allowed with the written permission of the Company or, as applicable, such Related Company, or as may be required by law; provided, however, that, if the Executive is required by any subpoena, court order, regulation, or law to disclose such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

The Executive agrees that on or prior to the Termination Date, regardless of whether his employment is terminating at the initiative of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all physical matter, including any and all notes, files, memoranda, papers, and other documents, containing information regarding the conduct of the business of the Company or any Related Company, except that the Executive may retain such physical matter that does not contain any trade secret, proprietary, or confidential information as may be allowed with the written permission of the Chief Executive Officer.

(c)	Breach.

(i)	Any material breach by the Executive of the provisions of Sections 5(a) or 5(b) of this Agreement shall relieve the Company of all obligations to make any further payments to the Executive pursuant to Sections 4 and 6 of this Agreement (including under all Company equity award grants pursuant to Section 4 of this Agreement) or otherwise under any incentive or equity awards made by the Company, and shall entitle the Company to repayment from the Executive, upon demand, of any previously paid equity award grants pursuant to Section 4 of this Agreement; provided, however, that no forfeiture, cancellation, or repayment shall take place with respect to any payments, benefits, or entitlements under this Agreement or any other award agreement, plan, or practice, unless the Company shall have first given the Executive written notice of its intent to so forfeit, cancel, or require repayment and the Executive has not, within thirty (30) days after such notice has been given, ceased such impermissible activity; and provided further, however, that such prior notice procedure shall not be required with respect to (A) a Competitive Activity or violation of Section 5(b) of this Agreement which the Executive initiated after the Company had informed the Executive in writing that it believed such action violated this Agreement or Bally’s noncompetition guidelines, or (B) any Competitive Activity regarding products or services which are part of a line of business which the Executive knew or should have known represented more than five percent (5%) of the Company’s consolidated gross revenues for its most recent completed fiscal year at the time the Executive’s employment is terminated.

(ii)	The Executive acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any portion of this Section 5 will result in irreparable injury to the Company. The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 5 and, accordingly, that the Company shall be entitled, in addition to its rights at law, to temporary, preliminary, and permanent injunctive relief and other equitable relief, without the need to post a bond.

6.	Termination Provisions.

(a)	Benefits upon Involuntary Termination Other than for Cause; Benefits upon Involuntary Termination Other than Within Two Years Following Change in Control. In the event that the Executive’s employment is involuntarily terminated by the Company, and such termination is other than for Cause and other than within two (2) years following a Change in Control, the Executive shall be entitled to:

(i)	An immediate lump sum payment equal to the greater of (A) all amounts of Base Salary that would otherwise be payable for the remainder of the then-current Term of Employment and that remain unpaid, or (B) 1.5 times the Executive’s then-current annual Base Salary;

(ii)	If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year, immediate payment of the full amount of the Executive’s Annual Bonus for such year;

(iii)	Immediate payment of an amount equal to 1.5 times the Executive’s Target Annual Bonus for the then-current calendar year;

(iv)	Immediate payment for any unused, earned vacation days (but not for any unearned vacation days) for the calendar year in which his employment is terminated and for any approved and unexpired carryover days (not to exceed the number of carryover days as approved by the Company) from the prior year;

(v)	Immediate vesting of, and continuation of the ability of the Executive to exercise through the LTIP’s exercise period (as if the Executive remained an active employee of the Company), all awards granted to the Executive under the LTIP prior to his Termination Date, subject to the terms and conditions of the LTIP; and

(vi)	Company-provided continuation of medical coverage (on either an insured or a self-insured basis, in the sole discretion of the Company) for the Executive and his eligible dependents (as determined under the terms of the Company’s medical expense plan), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s termination of employment (subject to commercial availability of such coverage), for a period of eighteen (18) months; provided, however, that such coverage shall run concurrently with any coverage available to the Executive and his eligible dependents under COBRA; and provided further, however, that the Executive shall immediately notify the

Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the Executive and his eligible dependents will cease.

(b)	Death or Long-Term Disability. If, at any time after the Effective Date, the Executive’s employment terminates before the Expiration Date as a result of the Executive’s death or Long-Term Disability, the Executive or his estate (as applicable) shall be entitled to:

(i)	Immediate payment of any unpaid Base Salary through the date of his death or Long-Term Disability;

(ii)	If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year, immediate payment of the full amount of the Executive’s Annual Bonus for such preceding year;

(iii)	Immediate payment for any unused, earned vacation days (but not for any unearned vacation days) for the calendar year in which his employment is terminated and for any approved and unexpired carryover days (not to exceed the number of carryover days as approved by the Company) from the prior year; and

(iv)	Immediate vesting of, and continuation of the ability of the Executive or Executive’s beneficiaries (as applicable) to exercise (as if the Executive remained an active employee of the Company), all awards granted to the Executive under the LTIP prior to his Termination Date, subject to the terms and conditions of the LTIP.

(c)	Termination for Cause. In the event the Executive’s employment is terminated for Cause at any time on or after the Effective Date, the Executive shall not receive any payments, benefits, or other amounts provided by this Agreement (but shall still be subject to the restrictive covenants set forth in Section 5 of this Agreement). The Executive may, however, be eligible for certain benefits under the Company’s tax-qualified pension and other employee benefit plans. The Executive’s employment may not be terminated for Cause prior to advance written notice to the Executive containing reasonable detail of the activity, facts, or circumstances constituting Cause for termination, the actions that the Executive must take to cease such activity or cure such facts and circumstances, and a reasonable amount of time (not to exceed thirty (30) days) for the Executive to effectuate such cure.

(d)	Voluntary Resignation Without Good Reason. In the event the Executive voluntarily resigns without Good Reason on or after the Effective Date, the Executive shall not receive any payments, benefits, or other amounts provided by this Agreement (but shall still be subject to the restrictive covenants set forth in Section 5 of this Agreement) other than as required under applicable law. The

Executive may, however, be eligible for certain benefits under the Company’s tax-qualified pension and other employee benefit plans.

(e)	Change of Leadership. In the event Paul Toback is no longer Chief Executive Officer for any reason, the Executive may resign and shall be entitled to receive an immediate lump sum payment equal to no less than sixty percent (60%) of the sum of his (a) then-current annual Base Salary, and (b) Target Annual Bonus for the then-current calendar year and may, upon approval by the Board, receive payment greater than 60% of the above-mentioned Base Salary and Target Annual Bonus amounts; provided, however, that such payment shall be contingent upon the Executive giving the Board at least sixty (60) days’s advance written notice of his resignation date. The Executive must inform the Board of this decision within one hundred twenty (120) days following, the date on which Paul Toback is no longer Chief Executive Officer.

(f)	Termination for Good Reason, or Involuntary Termination (Other than for Cause) Within Two Years Following a Change in Control. If the Executive’s employment is involuntarily terminated by the Company other than for Cause within two (2) years following a Change in Control, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to:

(i)	A severance payment that is a lump sum cash payment equal to two hundred percent (200%) of the sum of (A) the Executive’s highest annual Base Salary rate in effect on or after the day immediately preceding the date of the Change in Control, plus (B) the Executive’s Target Annual Bonus for the year in which the Change in Control occurs (or, if the Change in Control occurs prior to the date in a calendar year on which the Executive’s Target Annual Bonus is determined, for the preceding calendar year);

(ii)	If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year, immediate payment of the full amount of the Executive’s Annual Bonus for such preceding year;

(iii)	Immediate payment for any unused, earned vacation days (but not for any unearned vacation days) for the calendar year in which his employment is terminated and for any approved and unexpired carryover days (not to exceed the number of carryover days as approved by the Company) from the prior year;

(iv)	Immediate vesting of, and continuation of the ability of the Executive or Executive’s beneficiaries (as applicable) to exercise (as if the Executive remained an active employee of the Company), all awards granted to the Executive under the LTIP prior to such Termination Date, subject to the terms and conditions of the LTIP;

(v)	Company-provided continuation of medical coverage (on either an insured or a self-insured basis, in the sole discretion of the Company) for the Executive and his eligible dependents (as determined under the terms of the Company’s medical expense plan), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s termination of employment (subject to commercial availability of such coverage), for a period of eighteen (18) months; provided, however, that such coverage shall run concurrently with any coverage available to the Executive and his eligible dependents under COBRA; and provided further, however, that the Executive shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the Executive and his eligible dependents will cease; and

(vi)	The services of a Company-paid and Company-approved outplacement or career transition consultant in accordance with the Company’s then-current practices for senior executives in effect as of the Termination Date; provided, however, that commencement of such transition counseling services, if desired, must begin prior to the first anniversary of the Termination Date.

(g)	Payments and Benefits upon Termination at Expiration Date. If the Executive’s employment with the Company terminates, other than by the Company for Cause, on the Expiration Date, the Executive shall be entitled to:

(i)	One (1) times the Executive’s then-current annual Base Salary;

(ii)	If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the calendar year in which such Expiration Date occurs, immediate payment of the full amount of the Executive’s Annual Bonus for such year;

(iii)	Immediate payment of an amount equal to one (1) times the Executive’s Target Annual Bonus for such calendar year;

(vi)	Immediate payment for any unused, earned vacation days (but not for any unearned vacation days) for the calendar year in which his employment is terminated and for any approved and unexpired carryover days (not to exceed the number of carryover days as approved by the Company) from the prior year; and

(v)	Company-provided continuation of medical coverage (on either an insured or a self-insured basis, in the sole discretion of the Company) for the Executive and his eligible dependents (as determined under the terms of the Company’s medical expense plan), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s termination of employment (subject to commercial availability of such coverage), for a period of eighteen (18) months; provided, however, that such coverage shall run concurrently with any coverage available to the Executive and his eligible dependents under COBRA; and provided further, however, that the Executive shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the Executive and his eligible dependents will cease.

(h)	Notification Requirements for Termination for Good Reason.

(i)	In the event the Executive determines that Good Reason exists to terminate his employment with the Company, the Executive shall notify the Company in writing of the specific event, within sixty (60) days after the occurrence of such event, and such notice shall also include the date on which the Executive will terminate employment with the Company, which date shall be no earlier than fifteen (15) days after the date of such notice. The date set forth in the notice for termination, or such earlier or later date as the Executive and the Company shall mutually agree in writing, shall be the Executive’s Termination Date.

(ii)	Within seven (7) days after the Company’s receipt of such written notice, the Company shall notify the Executive that it agrees or disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason. Notwithstanding any other provision of this Agreement, the Company’s determination whether it agrees or disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason shall be reasonable, based on all the relevant facts and circumstances. The arbitrator in any arbitration proceeding initiated pursuant to Section 10 of this Agreement, in which the existence of Good Reason is an issue, shall be expressly empowered and directed to review, de novo, the facts and circumstances claimed by the Executive to constitute Good Reason.

(iii)	In the event the Company notifies the Executive that it agrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason, the Executive shall terminate employment with the Company on his Termination Date.

(iv)	In the event the Company notifies the Executive that it disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason, the Executive may terminate his employment on the date specified in the notice (or such later date as the Executive and the Company may mutually agree in writing) or may elect to continue his employment by so notifying the Company in writing. In either event, the Executive shall be entitled to pursue the arbitration procedures set out in Section 10 of this Agreement without first filing a claim. If the Executive’s claim, or arbitration, is ultimately concluded in the Executive’s favor, the Executive shall retain the right to receive the payments and benefits under this Agreement.

(i)	Conditional Payments. Any payments or benefits made pursuant to this Section 6 will be subject to (i) the provisions, restrictions, and limitations of Section 5 of this Agreement, but not otherwise subject to offset or mitigation, (ii) the Executive’s signing (following his termination of employment), and the Company’s receipt of, a Release and Agreement releasing the Company, Related Companies, and their respective directors, officers, employees and agents (“Indemnitees”) from any and all claims and liabilities, and promising never to sue any of the Indemnitees (such Release and Agreement shall be in such form as is then currently in use for departing Company senior executives), and (iii) the Company’s receipt of the Executive’s resignation from all offices, directorships, and fiduciary positions with the Company, its Related Companies, and their respective employee benefit plans.

7.	Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights following a Change in Control, or other matters directly related to the Executive’s termination from employment with the Company following a Change in Control, the Company shall reimburse the Executive for his reasonable attorneys’s fees and costs and expenses if a final decision in connection with a material issue of the litigation (or arbitration) is issued in the Executive’s favor by an arbitrator or a court of competent jurisdiction.

8.	Excise Tax.

(a)	Excise Tax Adjustment Payment Calculation. If any element of compensation or benefit provided to the Executive under the terms of this Agreement following a Change in Control, or under any other plan, program, policy, or other arrangement (“Benefit”), either alone or in combination with other elements of compensation and benefits paid or provided to the Executive, constitutes an “excess parachute payment”, as that term is defined in Code Section 280G and the regulations thereunder, and subjects the Executive to the excise tax pursuant to Code Section 4999, and any interest and penalties thereon (collectively, the “Excise Tax”), then the Executive shall be entitled to an additional lump-sum cash payment from the Company (the “Excise Tax Adjustment Payment”), subject to mandatory withholding, in an amount equal to the Excise Taxes (including the Excise Tax attributable to the Excise Tax Adjustment Payment related to the Benefit) plus any Income Taxes and any interest and penalties thereon attributable to the Excise Tax Adjustment Payment. For purposes of calculating an Excise Tax Adjustment Payment to the Executive in any year, it shall be assumed that the Executive is subject to Income Taxes at the highest marginal Federal and applicable state and local income tax rates, respectively, for the year in which the Excise Tax Adjustment Payment is paid. Also, the Excise Tax Adjustment Payment to the Executive shall reflect the Federal tax benefits attributable to the deduction of applicable state and local income taxes.

(b)	Independent Firm. Subject to the provisions of Section 8(c) of this Agreement, all determinations required to be made under this Section 8, including whether and when an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment and the assumptions utilized in arriving at such determinations, shall be made by an independent accounting or consulting firm chosen by the Company (the “Firm”). The Firm shall provide detailed supporting calculations to the Company and to the Executive within thirty (30) business days after the receipt of notice from the Company or the Executive that there has been a benefit provided to which these Excise Tax provisions apply (or such earlier time as requested by the Company). Any Excise Tax Adjustment Payment shall be paid by the Company to the Executive within fifteen (15) business days after the Company’s receipt of the Firm’s determination.

(i)	If it is established pursuant to a final determination of a court or an IRS proceeding, or in the opinion of independent counsel agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the benefit is less than the amount initially taken into account under Section 8(a) for purposes of calculating the Excise Tax Adjustment Payment related to such benefit, the Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax related to such benefit. Within thirty (30) business days following the Executive’s receipt of notice of the results of such recalculation from the Firm and/or the Company, the Executive shall repay to the Company the excess of the initial Excise Tax Adjustment Payment over the recalculated Excise Tax Adjustment Payment.

(ii)	If it is established pursuant to a final determination of a court or an IRS proceeding, or in the opinion of an independent counsel agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the benefit is more than the amount initially taken into account under subsection (b)(i) above for purposes of calculating the Excise Tax Adjustment Payment, the Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax. Within fifteen (15) business days following the Company’s receipt of notice of the results of such recalculation from the Firm, the Company shall pay to the Executive the excess of the recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment.

(iii)	All fees and expenses of the Firm shall be borne solely by the Company.

(c)	Notice. The Executive shall notify the Company in writing of any written claim by the IRS that, if successful, would require the payment by the Company of an Excise Tax Adjustment Payment or the recalculation of an Excise Tax Adjustment Payment. The notification shall apprise the Company of the nature of such claim, including (i) a copy of the written claim from the IRS, (ii) the identification of the element of compensation and/or benefit that is the subject of such IRS claim, and (iii) the date on which such claim is requested to be paid.

Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive actually receives notice in writing of such claim. The failure of the Executive to properly notify the Company of the IRS claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 8, except to the extent that the Company is materially prejudiced in the challenge to such claim as a direct result of such failure.

(d)	Payment. Within ten (10) business days following receipt of such written notification by the Executive of such IRS claim, the Company shall pay to the Executive an Excise Tax Adjustment Payment, or the excess of a recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment, as applicable, related to the element of compensation and/or benefit which is the subject of the IRS claim. Within ten (10) business days following such payment to the Executive, the Executive shall provide to the Company written evidence that he or she has paid the claim to the IRS (the United States Treasury).

(e)	Contest. If the Company notifies the Executive in writing, within sixty (60) business days following receipt from the Executive of notification of the IRS claim, that it desires to contest such claim, the Executive shall:

(i)	Give the Company any information reasonably requested by the Company relating to such claim;

(ii)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii)	Cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	Permit the Company to participate in any proceedings relating to such claim if the Company elects not to assume and control the defense of such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for any Excise Tax and Income Taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8, the Company shall have the right, at its sole option, to assume the control of all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim, and may direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; and provided further, however, that any extension of the statute of limitations relating to payment of tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s rights to assume the control of the contest shall be limited to issues with respect to which an Excise Tax Adjustment Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. To the extent that the contest to the IRS claim is successful, the Excise Tax Adjustment Payment related to the element of compensation and/or benefit that was the subject of the claim shall be recalculated in accordance with the provisions of Section 8(a).

9.	Wage Withholding and Reporting. All taxable payments, reimbursements, benefits, and other amounts payable or provided by the Company pursuant to this Agreement shall be subject to applicable wage withholding of Income Taxes and FUTA (unemployment taxes), and shall be reported on IRS Form W-2.

10.	Dispute Resolution. At the option of the Executive or the Company, any dispute, controversy, or question arising under, out of, or relating to this Agreement or the breach thereof, other than that for injunctive relief under Sections 5(c), shall be referred for decision by arbitration in the State of Illinois by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after either party has given the other written notice of the desire to submit the dispute, controversy, or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within thirty (30) days after application, either party may apply to the Presiding Judge of the Superior Court of any county in Illinois for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy, or questions, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive, and binding on all interested persons, and no action at law or equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that the Executive is successful in pursuing any material claims or disputes arising out of this Agreement, the Company shall pay all of the Executive’s attorneys’s fees and costs reasonably incurred, including the compensation and expenses of any arbitrator. In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys fees, except the Company shall in all events pay the costs of any arbitrator appointed hereunder.

11.	Termination Provisions.

(a)	Executive. This Agreement is a personal contract, and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, or hypothecated by him, but shall be binding upon and inure to the benefit of his heirs, administrators, and executors.

(b)	Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided, however, that the Company may not assign this Agreement except in connection with an assignment or disposition of all or substantially all of the assets or stock of the Company or the division, subsidiary, or business unit for which the Executive is providing services under this Agreement, or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing the obligations and liabilities of the Company hereunder, and to deliver notice of such assumption to the Executive, shall be deemed a material breach of this Agreement by the Company.

12.	Other Benefit Plans. Executive shall be eligible to participate in plans available to Senior Executives of the Company. Subject to the terms of this agreement, the Company reserves the right to discontinue or modify its compensation, incentive, benefit, and perquisite plans, programs, and practices at any time and from time to time. Moreover, the brief summaries contained herein are subject to the terms of such plans, programs, and practices. For purposes of any and all employee benefit plans, the definition of compensation is as stated in such plans. Amounts payable under any other plan, program, or practice of the Company with regard to termination of employment shall not duplicate amounts paid under this Agreement upon a termination of employment.

13.	Entire Agreement; Amendments. This Agreement represents the entire agreement between the Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, executive, or representative of any party hereto. No amendments or modifications to this Agreement may be made except in writing signed by the Company (as authorized by the Board) and the Executive.

14.	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15.	Notices. Any notice and all other communications provided for in this Agreement given to a party shall be in writing and shall be deemed to have been duly given when delivered in person or two (2) days after being placed in the United States mails by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

If to the Company:	Bally Total Fitness Holding Corporation 8700 West Bryn Mawr Avenue Chicago, IL 60631-3507 Attn: Senior Vice President, General Counsel and Secretary

If to the Executive:	Harold Morgan [Home Address]

16.	Severability. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or activities which may be validly enforced.

17.	Headings. Headings to Sections hereof are for convenience of reference only and shall not be construed to alter or affect the meaning of any provision of this Agreement.

18.	No Assignment or Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect; provided, however, that nothing in this Section 18 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

19.	Work For Hire Acknowledgment; Assignment. The Executive acknowledges that all of the Executive’s work on and contributions to the Company’s products (the “Products”), including, without limitation, any and all patterns, designs, and other expressions in any tangible medium (collectively, the “Works”) are within the scope of the Executive’s employment and are a part of the services, duties, and responsibilities of the Executive. All of the Executive’s work on and contributions to the Works will be rendered and made by the Executive for, at the instigation of, and under the overall direction of, the Company, and all of the Executive’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws. Without curtailing or limiting this acknowledgment, the Executive hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto, all rights, titles, and renewals. The Executive will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments, and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works. The Executive hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments, or documents as the Executive may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

20.	Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois, without consideration of conflict of law principles.

21.	Supersession. From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

Executive:
Harold Morgan, Senior Vice President, Chief Administrative Officer

Date:

Attest:

Date:

Company:

By:
John W. Rogers, Jr., Chairperson, Compensation Committee

Date:

Attest:

Date:

By:
Marc Bassewitz, Senior Vice President, General Counsel and Secretary

Date:

Attest:

Date: